Exhibit 10.14

Fathom Digital Manufacturing Corporation

Executive Severance and Change in Control Plan

and Summary Plan Description

Section 1 – Purpose

Fathom Digital Manufacturing Corporation, a Delaware corporation (collectively with its subsidiaries and affiliates, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, or otherwise, the “Company”), hereby adopts the Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan, effective December 23, 2021 (the “Plan”). The purpose of the Plan is to provide financial support to a select group of senior-level executives of the Company in the period following the termination of their employment, consistent with the values and culture of the Company, and to recognize the valuable contributions made by eligible employees to the Company. The Company further believes that the Plan will help attract and retain highly qualified employees who are essential to its success.

This document also serves as a summary plan description (“SPD”) for the Plan, providing a non-technical summary of the Plan’s main features and other information relating to the administration of the Plan. Please note that the laws relating to employee benefit plans change frequently, and if a Plan provision is inconsistent with a new law, regulation or ruling, the Plan will be administered in accordance with the new law, regulation or ruling, regardless of the terms described herein. Each Covered Executive will be notified of material changes to the Plan in accordance with applicable law. Each Covered Executive should keep a copy of the Plan and the applicable Participation Agreement for his or her records, along with any future materials furnished to such Covered Executive about changes to the Plan.

Section 2 – Definitions

For purposes of the Plan, the following terms will be defined as set forth below:

A.	“Accounting Firm” has the meaning given to such term in Section 5.

B.

“Base Salary” means, as applicable, a Covered Executive’s annual base salary in effect as of the Termination Date, including any salary reductions under Code Sections 132(f), 125, or 401(k), and excluding overtime, bonuses, benefits-in-kind, allowances or other incentives, and any other forms of extra compensation (for example, commissions). No foreign service or expatriate allowances shall be included in determining Base Salary or the amount of Severance payable under the Plan.

C.	“Board” means the Company’s Board of Directors.

D.

“Cause” means the occurrence of one or more of the following with respect to a Covered Executive: (i) a breach of fiduciary duty or duty of loyalty to the Company; (ii) a conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (iii) the failure, refusal or neglect to perform and discharge the Covered Executive’s duties and responsibilities on behalf of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee; (iv) the breach of any written policy of the Company (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information); (v) the breach of any agreement with the Company (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement); (vi) the commission of fraud, dishonesty, theft, embezzlement, self-

dealing, misappropriation or other malfeasance against the business of the Company; or (vii) the commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of the Covered Executive’s lawful duties or responsibilities, which has or may be expected to have an adverse effect on the Company. In addition, a Covered Executive’s employment will be deemed to have terminated for “Cause” if, on the Termination Date, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following the Termination Date. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Covered Executive has been discharged for Cause.

E.	“Change in Control” has the meaning given to such term in the Omnibus Plan.

F.	“Change in Control Period” means the three (3) months prior to, and the twelve (12) months following, the consummation of a Change in Control of the Company.

G.

“CIC Qualifying Termination” means the involuntary termination of a Covered Executive’s employment by the Company without Cause or a voluntary resignation by a Covered Executive for Good Reason, in either case, during the Change in Control Period.

H.	“CIC Severance” has the meaning given to such term in Section 4.B.

I.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

J.	“COBRA Continuation Payment” has the meaning given to such term in Section 4.G.i.

K.	“Code” means the Internal Revenue Code of 1986, as amended.

L.	“Company” has the meaning given to such term in Section 1.

M.	“Compensation Committee” means the Compensation Committee of the Board.

N.

“Covered Executive” means a US salaried employee of the Company at the executive level who is eligible to receive benefits pursuant to Section 3 of the Plan and who has timely and properly executed and delivered a Participation Agreement to the Company. No employee of the Company who is a party to any other individual agreement or arrangement that provides for severance payments or benefits other than pursuant to the Plan will be considered a Covered Executive and will be excluded from coverage under the Plan, unless otherwise explicitly provided in a written agreement with the Company.

O.

“Disability” has the meaning given to such term in the applicable long-term disability plan maintained by the Company in which a Covered Executive participates, or if there is no such plan applicable to a Covered Executive, means permanent and total disability as defined in Code Section 22(e)(3).

P.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Q.	“Excise Tax” has the meaning given to such term in Section 5.

R.

“Good Reason” means the occurrence of one or more of the following: without a Covered Executive’s written consent, (i) a material reduction by the Company in Base Salary, other than a reduction of less than ten percent (10%) in connection with a comparable decrease applicable to all similarly situated employees of the Company; (ii) for Tier 1 and Tier 2 Executives only, a material diminution in duties, responsibilities or authority of employment; (iii) a requirement that the Covered Executive permanently relocate his or her primary place of employment more than fifty (50) miles from its location as of the date he or she began participating in the Plan; or (iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Plan with respect to the applicable Covered Executive; provided, in each case, that the Covered Executive has given the Company written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after the first occurrence of such circumstances, and the Company shall have thirty (30) calendar days following receipt of such notice to cure such circumstances in all material respects; and provided further, that no termination due to Good Reason shall occur after the ninetieth (90th) calendar day following the first occurrence of any grounds for Good Reason.

S.	“Non-CIC Severance” has the meaning given to such term in Section 5.A.

T.

“Non-CIC Qualifying Termination” means the involuntary termination of a Covered Executive’s employment by the Company without Cause or a voluntary resignation by a Covered Executive for Good Reason, in either case, outside of the Change in Control Period.

U.	“Omnibus Plan” means the Fathom Digital Manufacturing Corporation 2021 Omnibus Incentive Plan, as may be amended from time to time, or any successor plan thereto.

V.

“Participation Agreement” means the individual agreement provided by the Plan Administrator to a Covered Executive, substantially in the form attached hereto as Exhibit A, which acknowledges the Covered Executive’s participation in the Plan and which has been signed and accepted by the Covered Executive.

W.	“Plan” has the meaning given to such term in Section 1.

X.

“Plan Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board or its delegate, or any person to whom the Plan Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 8.A, but only to the extent of such delegation.

Y.

“Prorated Bonus” means a prorated portion of a Covered Executive’s annual cash incentive bonus under any annual incentive plan maintained by the Company and in which the Covered Executive participates for the year in which the termination of his or her employment occurs, to be calculated by the Plan Administrator in its discretion based on the number of days in such year elapsed through the Termination Date and with the amount thereof determined based on actual performance.

Z.	“Severance” means, individually or collectively (as the context requires), the CIC Severance and the Non-CIC Severance.

AA.	“SPD” has the meaning given to such term in Section 1.

BB.

“Target Bonus” means a Covered Executive’s target annual cash incentive bonus under any annual incentive plan maintained by the Company and in which the Covered Executive participates for the year in which the termination of his or her employment occurs.

CC.	“Termination Date” means the effective date of a Covered Executive’s termination of employment with the Company.

DD.	“Tier 1 Executive” means the Company’s Chief Executive Officer.

EE.

“Tier 2 Executives” means the Company’s Chief Commercial Officer, Chief Human Resources Officer and Vice President of Operations, and any other executive position that the Plan Administrator may designate as a Tier 2 Executive from time to time.

FF.	“Tier 3 Executive” means any other executive position that the Plan Administrator may designate as a Tier 3 Executive from time to time.

GG.

“Unpaid Prior Year Bonus” means any earned but unpaid amount of a Covered Executive’s annual cash incentive bonus under any annual incentive plan maintained by the Company and in which the Covered Executive participated for the year immediately preceding the year in which the Termination Date occurs, with the amount thereof determined based on actual performance.

HH.	“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act or any state or local “pay in lieu of notice” law or regulation.

II.

“Years of Service” means a Covered Executive’s aggregate period of employment with the Company, subject to the following rules: (i) any absence of employment for a period of twelve (12) or more successive months will be excluded, and (ii) any partial periods of employment will not be rounded up or down for purposes of determining Years of Service. If a Covered Executive was previously eligible for severance benefits under the Plan or any other plan, program, policy or arrangement sponsored by the Company and is subsequently rehired by the Company, such Covered Executive’s Years of Service shall be cancelled in an amount determined by the Company as appropriate to avoid duplication of the payment of severance benefits related to the period of employment prior to his or her rehire for which severance benefits were earlier paid.

Section 3 – Eligibility for Severance Benefits

A.	Right to Severance Benefits

Except as otherwise provided herein, a Covered Executive will be eligible to receive the Severance described in Section 4 in the event of a Non-CIC Qualifying Termination or a CIC Qualifying Termination. Whether a termination is for Cause shall be determined by the Company in its reasonable discretion, and such interpretation shall be conclusive and binding on all parties. Nothing in this Section 3 or in this SPD is to be construed as modifying or altering an employee’s employment-at-will status.

B.	Ineligibility for Severance Benefits

Notwithstanding any other provision of the Plan to the contrary, an employee will not be eligible for Severance under the Plan in connection with any of the following:

(i)	voluntary resignation without Good Reason or voluntary retirement;

(ii)	death or Disability;

(iii)	involuntary termination for Cause;

(iv)	loss of status as a Covered Executive eligible for Severance under the Plan prior to the Termination Date;

(v)

for Tier 3 Executives only, upon the formation of a joint venture or other business entity in which the Company directly or indirectly will own some outstanding voting or other ownership interest, and (i) such individual is offered employment by the joint venture entity or other business entity in a position that the Company determines is suitable based on his or her background, training or education on substantially similar terms and conditions to such individual’s position with the Company, or (ii) such individual accepts any offer made by the joint venture entity or other business entity; or

(vi)

for Tier 3 Executives only, the operation for which such individual works is divested and he or she is offered employment by or continues employment with the new owner of the operation after the divestiture on substantially similar terms and conditions to his or her position with the Company.

In addition, an employee will not be eligible for Severance under this Plan if he or she is receiving disability payments or is on leave and would otherwise have been terminated, and the reason for such termination would have entitled him or her to Severance hereunder unless and until the cessation of such disability payments or leave.

Section 4 – Severance Benefits

A Covered Executive shall be eligible to receive the benefits described in this Section 4 if he or she meets the eligibility criteria for Severance described in Section 3 and has signed a Participation Agreement under the Plan.

Note: Nothing in this Section 4, the Plan, a Participation Agreement, an employment agreement or an offer letter from the Company shall entitle a Covered Executive to receive duplicate benefits in connection with a termination of employment. For example, in no event will a Covered Executive be eligible for benefits under both this Plan and an employment agreement between a Covered Executive and the Company. The obligation of the Company to make payments or provide benefits hereunder is expressly conditioned upon the Covered Executive not receiving duplicate payments.

A. Non-CIC Severance

In the event of a Non-CIC Qualifying Termination (and to the extent the Covered Executive satisfies the eligibility requirements set forth in Section 3), a Covered Executive will receive the following payments, subject to the terms and conditions of the Plan (including the requirement that the Covered Executive execute a Separation Agreement and General Release of Claims, as described in Section 4.H.i herein):

Employment Level	Years of Service	Cash Severance	Bonus Payment	COBRA Continuation Payment

Tier 1 Executive	N/A	18 months of Base Salary	Any Unpaid Prior Year Bonus plus Prorated Bonus	18 months

Tier 2 Executives	N/A	12 months of Base Salary	Any Unpaid Prior Year Bonus plus Prorated Bonus	12 months

Tier 3 Executives	1 or more Years of Service	6 months of Base Salary	Any Unpaid Prior Year Bonus plus Prorated Bonus	6 months

	Less than 1 Year of Service	3 months of Base Salary	Any Unpaid Prior Year Bonus plus Prorated Bonus	3 months

The Cash Severance and the COBRA Continuation Payment set forth above are collectively referred to herein as the “Non-CIC Severance.”

B.	CIC Severance

In the event of a CIC Qualifying Termination (and to the extent the Covered Executive satisfies the eligibility requirements set forth in Section 3), a Covered Executive will receive the following payments, subject to the terms and conditions of the Plan (including the requirement that the Covered Executive execute a Separation Agreement and General Release of Claims, as described in Section 4.H.i herein):

Employment Level	Cash Severance	COBRA Continuation Payment

Tier 1 Executive	18 months of Base Salary plus 1.5x Target Bonus plus any Unpaid Prior Year Bonus	18 months

Tier 2 Executives	12 months of Base Salary plus 1.0x Target Bonus plus any Unpaid Prior Year Bonus	12 months

Tier 3 Executives	6 months of Base Salary plus 0.5x Target Bonus plus any Unpaid Prior Year Bonus	6 months

The Cash Severance and the COBRA Continuation Payment set forth above, plus the equity award treatment described in Section 4.C below, are collectively referred to herein as the “CIC Severance.”

C.	Treatment of Equity Awards (CIC Qualifying Termination Only)

Subject to the terms and conditions of the Plan (including the requirement that the Covered Executive execute a Separation Agreement and General Release of Claims, as described in Section 4.H.i herein), in the event of a CIC Qualifying Termination only, notwithstanding anything to the contrary in the Omnibus Plan or the applicable award agreements thereunder, (i) any outstanding and unvested time-vesting awards held by the Covered Executive under the Omnibus Plan will automatically vest in full as of the Termination Date, and (ii) any outstanding performance-vesting awards held by the Covered Executive under the Omnibus Plan will vest (A) at the greater of target performance and actual performance with respect to any performance period that has completed prior to the Termination Date and (B) at target performance with respect to any performance period that has not yet commenced or not yet completed as of the Termination Date.

D.	Certain Reductions

The amount of a Covered Executive’s Severance may be reduced by any amount that he or she owes to the Company (such as cash advances, outstanding loans, applicable relocation and education assistance reimbursements, etc.). If a Covered Executive is on an expatriate assignment at the time of his or her termination of employment and the Covered Executive is eligible for Severance under this Plan, the amount of the Severance will be reduced by the amount of any statutory severance to which he or she is entitled under the laws of the country of assignment due to such termination of employment.

E.	Offset for WARN Act Payments

Severance under the Plan may be subject to reduction as described below in connection with certain payments a Covered Executive may be entitled to receive pursuant to any federal, state or local plant-closing or mass layoff law (or similar or analogous) law, including, without limitation, any WARN Act. If a Covered Executive is entitled to payment of base pay for any portion of a WARN Act notice period during which he or she is not required to work, then any Severance hereunder may be reduced by the amount of such payments.

F.	How the Severance Payments, Unpaid Prior Year Bonus and Prorated Bonus Are Paid

Any Cash Severance under the Plan shall be payable as follows: (i) in the event of a Non-CIC Qualifying Termination, in substantially equal installments over the number of months specified in the calculation thereof in Section 4.A following the Covered Executive’s employment termination date, in accordance with the Company’s standard payroll payment schedule; provided, that no portion of the Cash Severance will be payable or paid prior to the execution of, or, if applicable, the end of the revocation period for, the Separation Agreement and General Release of Claims, or (ii) in the event of a CIC Qualifying Termination, in a lump sum as soon as reasonably practicable following the execution of, or, if applicable, at the end of the revocation period for, the Separation Agreement and General Release of Claims.

Any Unpaid Prior Year Bonuses due shall be payable as follows: (i) in the event of a Non-CIC Qualifying Termination, when bonuses for such year are generally paid to employees of the Company; provided, that no Unpaid Prior Year Bonus will be payable or paid prior to the execution of, or, if applicable, the end of the revocation period for, the Separation Agreement and General Release of Claims; or (ii) in the event of a CIC Qualifying Termination, in a lump sum as soon as reasonably practicable following the execution of, or, if applicable, at the end of the revocation period for, the Separation Agreement and General Release of Claims.

Any Prorated Bonuses due in the event of a Non-CIC Qualifying Termination shall be payable when annual cash incentive bonuses for such year are generally paid to employees of the Company; provided, that no Prorated Bonus will be payable or paid prior to the execution of, or, if applicable, the end of the revocation period for, the Separation Agreement and General Release of Claims.

G.	COBRA Continuation Payment and Other Benefits

Upon a termination of employment, a Covered Executive is not considered an employee of the Company for any purpose, including eligibility under any employee benefit plan. However, as noted in Sections 4.A and 4.B, to the extent that a Covered Executive is eligible therefor, the Severance will include a COBRA Continuation Payment.

(i) COBRA Continuation Payment.

If a Covered Executive was enrolled in a Company health plan on the Termination Date, the Covered Executive will be provided with a lump-sum payment equal to the total cost of the monthly premiums associated with coverage under COBRA for the total number of months specified in the calculation of his or her Cash Severance (“COBRA Continuation Payment”). For the avoidance of doubt, the COBRA Continuation Payment is a component of the Severance and is only payable if the Covered Executive timely executes and does not revoke the Separation Agreement and General Release. It is payable as soon as reasonably practicable following the execution of, or, if applicable, the end of the revocation period for, the Separation Agreement and General Release of Claims.

(ii) Other Benefits

Payments relating to a Covered Executive’s accrued and unused PTO days will be determined in accordance with applicable law and the applicable Company plans, programs and/or policies.

The Plan Administrator may, in its sole discretion, provide for such other severance benefits as may be expressly communicated in a Covered Executive’s Separation Agreement and General Release of Claims under the Plan, subject to any conditions or limitations as may be determined by the Plan Administrator and subject to the provisions of Section 4.

All other employee benefit plan coverage, and eligibility to participate in the Company’s employee benefit plans, will end as of the Termination Date.

H.	Other Provisions Affecting Severance Benefits

(i) Separation Agreement and General Release of Claims

The obligation of the Company to pay Severance to a Covered Executive (including any COBRA Continuation Payments and, if applicable, accelerated vesting of any equity awards) is expressly conditioned upon the Covered Executive timely executing and complying with the provisions of a Separation Agreement and General Release of Claims in a form that will be provided by the Company. To be eligible to receive Severance offered under this Plan, a Covered Executive must execute and return a Separation Agreement and General Release of Claims during the requisite time period, and if applicable, must not have revoked his or her acceptance to the terms of the Separation Agreement and General Release of Claims. If a Covered Executive violates any of the provisions of the Separation Agreement and General Release of Claims, he or she may forfeit eligibility to receive any further Severance under the Plan, and the Company may recover a portion of the Severance already paid. If the Severance constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A(d)(1) and the period to consider the Separation Agreement and General Release of Claims and, if applicable, to revoke the Separation Agreement and General Release of Claims plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance, including any COBRA Continuation Payment, shall be paid until the Company’s first payroll payment date in the year following the year in which the termination of employment occurs, and any amount that is not paid prior to such date due to such restriction shall be paid (subject to the applicable conditions) along with the installment scheduled to be paid on that date.

(ii) No Mitigation

A Covered Executive will not be required to mitigate the amount of any benefits provided for in the Plan by seeking other employment and no such benefits shall be offset or reduced by the amount of any compensation or benefits provided to him or her in any subsequent employment, except as provided herein.

(iii) Cessation and Repayment of Severance Benefits

All payments and benefits under the Plan shall cease immediately and be subject to repayment under any of the following circumstances:

(a)

a Covered Executive is rehired by the Company or hired by one of its affiliates in a position commensurate with his or her experience and training within six (6) months of the date that he or she becomes eligible for Severance;

(b)

upon discovery by the Company within the three (3) months following the termination of a Covered Executive’s employment that while working as an employee of the Company, he or she engaged in a criminal act or any other activity that would have constituted Cause and would have resulted in the Covered Executive being ineligible for benefits under Section 3; or

(c)

upon discovery by the Company that the Covered Executive has violated confidentiality, non-competition, non-solicitation or other covenants to which he or she may be subject, including any such covenants set forth in such Covered Executive’s Participation Agreement or award agreement(s) under the Omnibus Plan.

Section 5 – Code Section 280G

If any payment or benefit received or to be received by a Covered Executive (including any payment or benefit received pursuant to this Plan or otherwise) would be, in whole or in part, subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the payments or benefits provided under this Plan or any other agreement pursuant to which he or she receives payments that give rise to the Excise Tax will either be (a) paid in full, or (b) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax. The Company will reduce or eliminate the payments in the following order of priority in a manner consistent with Code Section 409A: (i) first by reducing cash compensation, (ii) next, from equity compensation, and then (iii) pro rata among all remaining payments and benefits, in each case, in reverse order beginning with payments that are to be paid the farthest in time from the determination. The Covered Executive will receive the greater, on an after-tax basis, of (a) or (b). In no event will the Company be required to gross up any payment or benefit to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax. Unless the Covered Executive and the Company otherwise agree in writing, any parachute payment calculation will be made in writing by the Accounting Firm, whose calculations will be conclusive and binding upon the Covered Executive and the Company for all purposes. The Covered Executive and the Company will furnish to the Accounting Firm such information and documents as they may reasonably request in order to make a parachute payment determination. The Accounting Firm also will provide its calculations, together with detailed supporting documentation, both to the Covered Executive and the Company, before making any payments that may be subject to the Excise Tax. For purposes of the Plan, “Accounting Firm” means the then-current independent auditors of the Company or such other nationally recognized certified public accounting firm as may be designated by the Company.

Section 6 – Amendment and Plan Termination

The Company, by action of the Plan Administrator, reserves the right, in its sole discretion, to terminate the Plan or amend the Plan or any Participation Agreement, in whole or in part, at any time; provided that, without a Covered Executive’s written consent, (i) no amendment or termination of the Plan or any Participation Agreement shall adversely affect the rights of any Covered Executive who has incurred a Non-CIC Qualifying Termination or CIC Qualifying Termination, and (ii) no amendment or termination of the Plan shall occur once the Change in Control Period has begun, if such amendment or termination would reduce or alter to the detriment of a Covered Employee the benefits payable, or potentially payable, hereunder or impair a Covered Executive’s eligibility under the Plan.

Section 7 – Miscellaneous

A.	Employment Status

The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment.

B.	Withholding of Taxes

The Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

C.	No Effect on Other Benefits

Neither the provisions of this Plan nor the payments and benefits provided for hereunder shall reduce any amounts otherwise payable to a Covered Executive under any incentive, retirement, group insurance or other employee benefit plan. The Company and its affiliates reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its affiliates in accordance with such, plan, program and arrangement and applicable law.

D.	Validity and Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any ruling of invalidity or unenforceability in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

E.	Unfunded Obligation

All payments and benefits under the Plan shall constitute unfunded obligations of the Company. All payments and benefits under this Plan shall be provided, as due, from the general funds of the Company. The Plan shall constitute solely an unsecured promise by the Company to provide such benefits to each Covered Executive to the extent provided herein.

F.	Governing Law

This Plan is intended to constitute an unfunded “employee welfare benefit plan” maintained for the purpose of providing severance benefits and a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company. The Plan is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under ERISA Section 3(2). The Plan, each Participation Agreement and all rights hereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of Delaware (unless a Covered Executive’s Participation Agreement provides that the laws of a different state will govern with respect to such Covered Executive).

G.	Code Section 409A

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more exemptions available under the final Treasury Regulations promulgated under Code Section 409A. To the extent that any amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to such amount or benefit so as to avoid the imposition of taxes and penalties. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statements of intent.

The Plan Administrator, in its sole discretion, may modify the timing of payments and benefits hereunder for the sole purpose of exempting said payments and benefits from Code Section 409A. To the extent that any payment or benefit hereunder is modified in order to comply with Code Section 409A or is exempted from Code Section 409A, such modification or exemption shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to a Covered Executive and the Company of the applicable payment or benefit without violating the provisions of Code Section 409A. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on a Covered Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

If a Covered Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of his or her Termination Date, such Covered Executive will not be entitled to any payment or benefit pursuant to the Plan that constitutes nonqualified deferred compensation for purposes of Code Section 409A and that is payable upon a separation from service (within the meaning of Code Section 409A) until the earlier of (A) the date which is six (6) months after his or her separation from service for any reason other than death, or (B) the date of his or her death. This paragraph will only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to a Covered Executive upon or in the six (6) month period following the Covered Executive’s separation from service that are not so paid by reason of this Section 7.G will be paid (without interest) as soon as practicable (and in any event within thirty (30) calendar days) after the date that is six (6) months after his or her separation from service (provided, that in the event of his or her death after such separation from service but prior to payment, then such payment will be made as soon as practicable, and in all events within thirty (30) calendar days, after the date of his or her death).

For purposes of Code Section 409A, a Covered Executive’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

H.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Plan shall inure to the benefit of and shall be enforceable by each Covered Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Covered Executive should die while any amount is still payable to him or her under the Plan had the Covered Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Covered Executive’s estate. A Covered Executive’s rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

I.	Indemnification

The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

Section 8 – Plan Administration and Benefit Claims

A.	Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits, adopting such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan, and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. Any decision made or other action taken by the Plan Administrator with respect to the Plan, and any interpretation by the Plan Administrator of any term or condition of the Plan, or any related document (including, without limitation, any Participation Agreement), will be conclusive and binding on all persons, including, without limitation, the Company and each Covered Executive, and will be given the maximum deference afforded by law. The chart in Section 10 contains contact information for the Plan Administrator.

B.	Claims for Benefits

If a Covered Executive believes that he or she is entitled to benefits under the Plan, he or she may contact the Plan Administrator in writing at the address provided in the chart in Section 10. All initial claims for benefits under the Plan must be made prior to the first anniversary of the Termination Date giving rise to such benefits. For purposes of this Section 8.B, any action required or authorized to be taken by a Covered Executive may be taken by his or her authorized representative. The claims review procedures are as follows.

A Covered Executive will be notified in writing if he or she is denied benefits under the Plan, in full or in part, within ninety (90) days after the receipt of his or her claim (which period may be extended to one hundred eighty (180) days if circumstances require). This notice will include the reasons for the denial, the specific provision(s) of the Plan on which the denial is based, a description of any additional information needed to perfect the claim (and why such information is required), and an explanation of the Plan’s claims review procedure. If an extension of time is required for the review, the Covered Executive will receive notice of the reason for the extension within the initial ninety (90) day period and a date by which he or she can expect a decision.

If a Covered Executive’s claim for benefits under the Plan is denied in full or in part, he or she may appeal the decision. To appeal a decision, the Covered Executive must submit a written request for an appeal to the Plan Administrator through the U.S. Postal Service or other courier service within sixty (60) days after he or she receives notice of the denial of his or her claim. The appeal may include information or other documentation in support of his or her claim. A Covered Executive is entitled to review all Plan documents and other relevant information related to his or her claim in preparing his or her appeal (and such materials shall be provided to the Covered Executive free of charge upon request). A Covered Executive may have an authorized person represent him or her during the appeal process. Any documents or records that support the Covered Executive’s position must be submitted with his or her appeal letter.

A Covered Executive’s appeal will be reviewed, taking into account all comments, documents, records and other information submitted that relates to his or her claim without regard to whether such information was submitted or considered in the initial determination. The review of a Covered Executive’s appeal will not afford deference to the initial claim determination and will not be conducted by the same person or body that conducted the initial claim determination (or by a subordinate of that person or body). A Covered

Executive will receive written notice of the decision within sixty (60) days (which may be extended to one hundred twenty (120) days if circumstances require). This notice will include the reasons for the denial, the specific provision(s) of the Plan on which the denial is based, a statement that the Covered Executive is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to his or her claim and a statement of his or her right to bring an action under ERISA Section 502(a). If an extension of time is required for the review, a Covered Executive receive notice of the reason for the extension within the initial sixty (60) day period and a date by which he or she can expect a decision.

Any decision on appeal shall be final, conclusive and binding upon all parties. It is the intent of the Plan sponsor that the standard of review applied by a court of law or a professional arbitrator to any challenge to a denial of benefits on final appeal under these procedures shall be an arbitrary and capricious standard and not a de novo review.

C.	Legal Action

A Covered Executive may not bring a lawsuit to recover benefits under the Plan until he or she has exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one (1) year statute of limitations on suits for all benefits shall apply in any forum where a Covered Executive may initiate such a suit.

Section 9 – Rights Under ERISA

As a participant in the Plan, each Covered Executive is entitled to certain rights and protection under ERISA. ERISA provides that each Covered Executive shall be entitled to:

Receive Information About the Plan and Plan Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations all documents governing the Plan filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating certain rights for Covered Executives, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of each Covered Executive and other plan participants and beneficiaries. No one, including a Covered Executive’s employer, or any other person, may fire him or her or otherwise discriminate against him or her in any way to prevent him or her from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforce Rights

If a Covered Executive’s claim for a welfare benefit is denied or ignored, in whole or in part, he or she has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps that a Covered Executive can take to enforce the above rights. For instance, if a Covered Executive requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within thirty (30) days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Covered Executive up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If a Covered Executive has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal court. In addition, if disagree Covered Executive disagrees with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, he or she may file suit in a Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Covered Executive discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or he or she may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Covered Executive is successful, the court may order the person the Covered Executive sued to pay these costs and fees. If the Covered Executive loses, the court may order him or her to pay these costs and fees, for example, if it finds the Covered Executive’s claim is frivolous.

Assistance with Questions

If a Covered Executive has any questions about the Plan, he or she should contact the Plan Administrator. If a Covered Executive has any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Plan Administrator, the Covered Executive should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in his or her telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Covered Executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

Section 10 – Other Administrative Information

Name of Plan	Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan

Type of Plan	Employee welfare benefit plan

Plan Records	Kept on a calendar-year basis

Plan Year	January 1 – December 31

Plan Funding	The Company provides severance benefits from general revenues.

Plan Sponsor	Fathom Digital Manufacturing Corporation Email:

Plan Sponsor’s EIN

Plan Number

Plan Administrator and Named Fiduciary	Fathom Digital Manufacturing Corporation Attention: Plan Administrator of the Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan Email:

Agent for Service of Legal Process on the Plan	Service of legal process on the Plan may be made upon the Plan Administrator at the address and phone number provided above.

Trustee	Not applicable

Insurance Company	Not applicable

EXHIBIT A

Fathom Digital Manufacturing Corporation

Executive Severance and Change in Control Plan

Form of Participation Agreement

This Participation Agreement (this “Agreement”) is made and entered into by and between [•] (“you” or “Covered Executive”) and Fathom Digital Manufacturing Corporation (the “Company”) pursuant to the Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan (the “Plan”). Any capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Plan.

You have been designated as a Covered Executive (Tier [•] Executive) for purposes of the Plan. A copy of the Plan and SPD is attached hereto, the terms and conditions of which are incorporated by reference herein. Pursuant to the Plan, you are eligible to receive the following severance payments and benefits in connection with a Non-CIC Qualifying Termination or CIC Qualifying Termination, subject to the terms and conditions of the Plan.

Non-CIC Qualifying Termination

If you experience a Non-CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims):

•

Cash Severance: You will receive Cash Severance equal to [eighteen (18) months of Base Salary, payable as set forth in the Plan] [twelve (12) months of Base Salary, payable as set forth in the Plan] [three (3) to six (6) months of Base Salary, based on your Years of Service as of the Termination Date, payable as set forth in the Plan].

•	Bonuses: You will receive any Unpaid Prior Year Bonus and any Prorated Bonus, payable as set forth in the Plan.

•

COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of [twelve (12) months of premiums] [three (3) to six (6) months of premiums (based on your Years of Service)] associated with coverage under COBRA.

CIC Qualifying Termination

If you experience a CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, [your having at least one (1) Year of Service with the Company,]1 the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims and your continued compliance with the restrictive covenants in Annex 1):

•

Cash Severance: You will receive Cash Severance equal to the sum of (i) [eighteen (18)] [twelve (12)] [six (6)] months of Base Salary, (ii) [1.5x] [1.0x] [0.5x] your Target Bonus, and (iii) any Unpaid Prior Year Bonus, payable as set forth in the Plan.

[1]	NTD: Tier 3 Executives only

•

COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of [eighteen (18)] [twelve (12)] [six (6)] months of premiums associated with coverage under COBRA.

•	Equity Awards: Any outstanding and unvested time-vesting awards held by you under the Omnibus Plan will be treated as set forth in Section 4.H. of the Plan.

Non-Duplication of Payments or Benefits

If (i) you experience a Non-CIC Qualifying Termination prior to a Change in Control that qualifies you for Non-CIC Severance under the Plan and this Agreement and (ii) a Change in Control occurs within the three (3) month period thereafter that would qualify you for CIC Severance under the Plan and this Agreement, then you will cease receiving any further payments or benefits under the Plan and this Agreement in connection with the Non-CIC Qualifying Termination, and the CIC Severance otherwise payable on a CIC Qualifying Termination will be offset by the corresponding payments or benefits already paid under this Agreement upon a Non-CIC Qualifying Termination.

Restrictive Covenants

In the event of a breach or threatened breach by you of any of the covenants contained in Annex 1:

•	any unpaid Cash Severance and any unpaid Target Bonus shall be forfeited effective as of the date of such breach, unless sooner forfeited by operation of another term or condition of this Agreement;

•	you must repay to the Company within ten (10) days of the date of such breach any Cash Severance and Target Bonus that has been paid to you;

•	any right to COBRA Continuation Coverage shall be forfeited effective as of the date of such breach, unless sooner forfeited by operation of another term or condition of this Agreement;

•	you must repay to the Company within ten (10) days of the date of such breach any COBRA Continuation Coverage reimbursement payments that have been paid to you;

•	any unvested portion of your time-based equity awards shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement;

•

any unvested portion of your performance-based equity awards shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement; and

•

you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

Other Provisions

You agree that the Plan and this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement (as to time-vesting awards) entered into between you and the Company. In the event of any conflict between this Agreement and the Plan, the Plan shall control, unless otherwise expressly provided herein.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan and SPD; (2) you have carefully read this Agreement and the Plan and SPD and you acknowledge and agree to its terms; and (3) decisions and determinations made by the Plan Administrator under the Plan will be final and binding on you and your successors. This Agreement will be effective as of the last date set forth below.

FATHOM DIGITAL MANUFACTURING CORPORATION	COVERED EXECUTIVE

By: ____________________________________	___________________________________

Its: ____________________________________

Date: ___________________________________	Date: _______________________________

ANNEX 1

Fathom Digital Manufacturing Corporation

Restrictive Covenant Agreement2

DEFINITIONS

As used in this Annex 1, the following terms shall have the following meanings:

“Business” means (i) the businesses of (A) prototyping and low-volume services for in-house additive manufacturing technologies, (B) precision sheet metal and finishing services ranging from prototype through mid-volume production, including internal sheet metal cutting and forming solutions, (C) chemical etching for aerospace and defense, electronics, medical, automotive and other industries and (D) three-dimensional (“3D”) printing and processing and computer numerical control (“CNC”) machining, injection. molding and industrial design capabilities, or (ii) any other business of the Company Group as conducted or contemplated to be conducted as of the date of termination of your employment and/or during the Non-Compete Period, and in respect of which you have been materially involved or about which you have acquired Confidential Information during the course of your employment.

“Client or Potential Client” means each and every person and/or entity who or which, at any time during the two (2) years prior to the termination of your employment, (i) contracted for, was billed for, or received from the Company Group any product or service with which you worked directly or indirectly during your employment with the Company Group or about which you acquired Confidential Information during your employment with the Company Group; or (ii) was in contact with you or in contact with any other employee or agent of the Company Group concerning any product or service with which you worked directly or indirectly during your employment with the Company Group or about which you acquired Confidential Information during your employment with the Company Group; or (iii) was solicited by the Company Group or the Company Group expended substantial efforts on developing plans to solicit, in each case in an effort in which you were involved or of which you were aware while you were employed by the Company Group.

“Company Group” means Fathom Digital Manufacturing Corporation and its direct and indirect subsidiaries.

“Confidential Information” means any confidential or privileged information with respect to the Company Group. For purposes of this Annex 1, “Confidential Information” includes, but is not limited to, (a) any information, in any form whatsoever (including written, electronic, and oral information), relating to the Company Group, its business, employees, clients, vendors, or anyone else, that is not generally known outside of the Company Group, including, without limitation, information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service; secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any member of the Company Group; lists or details of Clients or Potential Clients or suppliers or the arrangements made with any Clients or Potential Clients or supplier; and any information in respect of which the Company and/or any member of the Company Group owes an obligation of confidentiality to any third party; and (b) any such information relating to any other person or entity that has been provided to the Company Group pursuant to an agreement that requires the Company Group to maintain the confidentiality of the information.

[2]	NTD: To be revised as needed for enforceability in the relevant jurisdiction(s).

Annex 1-1

“Controlled Affiliates” means any other Person of which you directly or indirectly own more than fifty percent (50%) of the voting equity interest or of which you are entitled, directly or indirectly, by contract or otherwise, to appoint a majority of the board of directors, board of managers, or comparable body of such Person.

“Geographic Area” means North America and any other jurisdiction in which the Company Group engages in the Business at or during the relevant time.

“Non-Compete Period” means the period of your employment and the [twelve (12)-month] period following the termination of your employment for any reason.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity or any governmental authority.

“Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to actual or anticipated business, operations, research and development of existing or future products or services of the Company Group and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your period of employment together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Appendix I hereto. You hereby represent and warrant that the patents and other assets owned by you set forth on Appendix I are not related in any way to the Company Group, except as stated therein.

CONFIDENTIALITY

In your position, you will have access to and be dealing with Confidential Information. In exchange for being provided access to such Confidential Information, you covenant and agree that, at all times during and after your employment with the Company Group, you will not, without prior written authorization from the Board or its designee, directly or indirectly disclose to any person, firm, association or corporation or use for your own benefit or gain any Confidential Information, provided that your disclosure of Confidential Information in the course of properly fulfilling your duties to the Company Group shall not be considered to be a breach of this covenant and provided further that this covenant is subject to any disclosure required by law or regulatory agency (provided that you provide the Company with advance written notice of such requirement, to the extent permitted by law, and reasonably cooperate with the Company should it seek to limit such disclosure). For the avoidance of doubt, this Annex 1 does not prohibit or restrict you (or your attorney) from responding to any inquiry about this Annex 1 or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand and acknowledge that you do not need the prior authorization of the Company Group to make any such reports or disclosures and that you are not required to notify the Company Group that you have made such reports or disclosures.

Annex 1-2

Breach of confidentiality is a serious matter and could result in termination for cause. Upon cessation of employment for any reason, you agree to return all property of the Company Group, both in electronic and paper form and including all client records, product information, business plans etc., and you agree not to retain any copies of such property.

RETURN OF PROPERTY

At any time during your period of employment or following its termination (for whatever reason), as requested by the Company and/or any member of the Company Group, you agree to:

•

return to the Company or any member of the Company Group or, if instructed by the Company and/or any member of the Company Group, irretrievably destroy or delete any of the following in your possession, custody and/or directly or indirectly under your control:

•

any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information whether stored on any magnetic or optical disk or memory card/stick or otherwise (including, without limitation, Confidential Information) and/or any copies or extracts of the same relating to the Business; and

•	any other property of the Company and/or any member of the Company Group;

•

inform the Company of all passwords, passcodes, pin numbers and any other similar information used by you in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any member of the Company Group; and

•

disclose to the Company details of all prospective customers engaged in negotiations with the Company or any member of the Company Group in the twelve (12) months prior to the termination of your employment with whom you were personally involved with a view to obtaining goods or services from the Company or any member of the Company Group or in relation to whom you have acquired Confidential Information.

NON-COMPETITION

The Company Group is in a highly competitive business and invests substantial time, money, and effort to, among other things, provide employees with specialized skills and to develop goodwill and relationships with clients and potential clients. Accordingly, you covenant and agree that, during the Non-Compete Period, you shall not, and shall cause your Controlled Affiliates not to, without the Company’s express written consent, directly or indirectly, anywhere in the Geographic Area, either for yourself or through any other Person, have an ownership interest in, manage, participate, operate, control, permit your name to be used by, perform services for or otherwise become involved in (whether as an officer, director, manager, employee, investor, partner, proprietor, stockholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise), any Person engaging in the Business. Notwithstanding the foregoing, nothing in this Section 7(a) shall prohibit (i) you or any of your Controlled Affiliates from having a passive ownership interest of not more than one percent (1.0%) of any publicly traded entity whose securities have been registered under the Securities

Annex 1-3

Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended, so long as neither you nor any of your Controlled Affiliates participates in any way in the management, operation or control of such public traded entity; or (ii) you from engaging in any activities or performing any services in connection with your employment with the Company Group. If you should violate this non-competition restriction, the Non-Compete Period will not expire during any period in which you are in violation and shall automatically be extended by the length of such period of violation.

NON-SOLICITATION

During the Non-Compete Period, shall not, and shall cause your Controlled Affiliates not to, without the Company’s express written consent, anywhere in the Geographic Area, either for yourself or through any other Person:

•

Directly or indirectly, with the purpose or effect of competing or interfering with any part of the Business, attempt to solicit, call upon, or accept the business of any Client or Potential Client; or

•

Directly or indirectly employ, solicit for employment or otherwise engage or endeavor to entice away from the Company Group any person who is employed by Company Group as of the date of your termination or call upon or encourage any employee, consultant or independent contractor of the Company Group to cease being employed or engaged by the applicable member of the Company Group.

If you should violate this non-solicitation restriction, the Non-Compete Period will not expire during any period in which you are in violation and shall automatically be extended by the length of such period of violation.

INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT

You hereby assign, transfer and convey to the Company Group all of your right, title, and interest to and in all Work Product. You agree that all Work Product belongs in all instances to the Company Group. You will promptly disclose such Work Product to the Company Group and perform all actions reasonably requested by the Company Group (whether during or after your period of employment) to establish and confirm the Company Group’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company Group (whether during or after your period of employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. You recognize and agree that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

NON-DISPARAGEMENT

You hereby agree that you shall not, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places any member of the Company Group or any of their respective officers, shareholders, members, advisors, partners or directors, in a false or negative light; provided that nothing herein is intended to or should be construed to prevent you from fully and truthfully responding to a subpoena or other legal process or request by a governmental or regulatory body, testifying fully and truthfully in any action, proceeding or regulatory matter, or otherwise reporting in good faith possible violations of law or regulations to any governmental agency or governmental entity or making disclosures that are protected under whistleblower or other provisions of the law.

Annex 1-4

MISCELLANEOUS

You represent that you have read and understand this Annex 1 and it does not prevent you from earning a living or pursuing your career. You agree that the restrictions contained in this Annex 1 are reasonable, proper and necessitated by the Company Group’s legitimate business interests. You are entering into this Annex 1 freely and with knowledge of its content and with the intent to be bound by this Annex 1 and the restrictions contained in it.

You agree that any breach of the covenants contained herein will cause irreparable harm to the Company Group and that damages arising from a breach may be difficult to determine. You therefore agree and acknowledge that, in addition to all other remedies provided at law or in equity, the Company Group will be entitled to specific performance and temporary and permanent injunctive relief, from any court of competent jurisdiction, restraining any breaches by you or others acting in concert with you, without the necessity of the Company Group proving actual damages or posting a bond. If the Company Group prevails in any action hereunder, in whole or in part, you will also be liable for the Company Group’s attorneys’ fees and costs in connection with such action and any related proceedings.

If any of the restrictions which are expressed in this Annex 1 to apply during a particular period shall be held to be void, but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

All claims arising hereunder, or relating hereto, shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules. You and the Company agree to submit to the personal jurisdiction of the state and federal courts sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Annex 1 and further agreement that all claims in respect of the action or proceeding may be heard and determined only in such courts.

This Annex 1 and all schedules and exhibits hereto, together with the offer letter of which this Annex 1 forms a part, embody the entire agreement of the parties hereto respecting the matters within its scope and supersedes all other prior agreements (including, without limitation, any offer letters, term sheets and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof. This Annex 1 may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

If any provision of this Annex 1 or any schedule hereto is found to be void or unenforceable, in whole or in part, the void or unenforceable provision shall be severed. If a provision of this Annex 1A or any schedule hereto is found to be too broad, then that provision shall be limited and enforced in its limited form to the maximum extent possible under applicable law.

The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Annex 1 by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed. No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Annex 1 or otherwise.

Annex 1-5

APPENDIX I

EXCLUDED FROM WORK PRODUCT

I have no inventions.

The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company Group that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive:		Date:
Name:

Appendix l-1